Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

November 13, 2023

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Registration Statement on Form S-3ASR (File No. 333-271275)

Ladies and Gentlemen:

We have acted as counsel to (i) Apollo Global Management, Inc., a Delaware corporation (the “Company”), (ii) Apollo Asset Management, Inc., a Delaware corporation (the “First Delaware Guarantor”), (iii) Apollo Management Holdings, L.P., a Delaware limited partnership (the “Second Delaware Guarantor” and, together with the First Delaware Guarantor, the “Delaware Guarantors”) and (iv) each of the entities listed on Schedule I hereto (collectively, the “Cayman Guarantors” and, together with the Delaware Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-3ASR (File No. 333-271275) (the “Registration Statement”), which became effective on April 14, 2023. You have asked us to furnish our opinion as to the legality of $500,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2033 (the “Notes”), including the guarantees endorsed thereon (the “Guarantees”) which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated November 8, 2023 (the “Underwriting Agreement”), by and among BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and RBC Capital Markets, LLC, as representatives of the underwriters named on Schedule I thereto (the “Underwriters”), the Company and the Guarantors.

The Notes and the related Guarantees are to be issued under an indenture, dated as of November 13, 2023 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Company’s board of directors on April 27, 2023, the board of directors of the First Delaware Guarantor on April 27, 2023, and each general partner of the Second Delaware Guarantor and the Cayman Guarantors on November 13, 2023.

Apollo Global Management, Inc.	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement;

2. the preliminary prospectus supplement dated November 8, 2023 (the “Preliminary Prospectus”);

3. the final term sheet dated November 8, 2023 set forth on Schedule III to the Underwriting Agreement;

4. the final prospectus supplement dated November 8, 2023 (the “Final Prospectus”);

5. the Underwriting Agreement;

6. the Indenture; and

7. the form of Notes to be issued on the date of this letter (including the Guarantee).

In addition, we have examined (i) such corporate records of (a) the Company as we have considered appropriate, including a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company, certified by the Company as in effect on the date hereof, and copies of resolutions of the board of directors of the Company relating to the issuance of the Securities certified by the Company, and (b) the First Delaware Guarantor as we have considered appropriate, including a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of the First Delaware Guarantor, certified by the First Delaware Guarantor as in effect on the date hereof, and copies of resolutions of the board of directors of the First Delaware Guarantor relating to the issuance of the Guarantees certified by the First Delaware Guarantor; (ii) such limited partnership records of the Second Delaware Guarantor as we have considered appropriate, including a copy of the certificate of limited partnership, as amended, and limited partnership agreement, as amended, of the Second Delaware Guarantor, certified by the general partner of the Second Delaware Guarantor as in effect on the date hereof, and copies of resolutions of the general partner of the Second Delaware Guarantor relating to the issuance of the Guarantees certified by the general partner of the Second Delaware Guarantor; (iii) such limited liability company records of the general partner of the Second Delaware Guarantor as we have considered appropriate, including a copy of the certificate of formation, as amended, and limited liability company agreement, as amended, of the general partner of the Second Delaware Guarantor, certified by the general partner of the Second Delaware Guarantor as in effect on the date hereof; and (iv) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

Apollo Global Management, Inc.	3

We have also relied upon oral and written statements of officers and representatives of the Company and the Guarantors, the representations and warranties of the Company and the Guarantors made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We have also assumed, without independent investigation, that (i) each Cayman Guarantor is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) each Cayman Guarantor has all limited partnership power and authority to execute and deliver, and perform its obligations under the Guarantees, (iii) the execution, delivery and performance of the Indenture, the Notes and the Guarantees by each Cayman Guarantor does not violate any organizational documents of such Cayman Guarantor or the laws of the Cayman Islands and (iv) the execution, delivery and performance of the Indenture and the Notes and the issuance of the Guarantees do not conflict with or constitute a breach of the terms of any agreement or instrument to which each Cayman Guarantor is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over such Cayman Guarantor.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Notes, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Apollo Global Management, Inc.	4

2. When the Notes are duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, the Guarantee of each Guarantor will constitute a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor in accordance with its terms, except that the enforceability of each Guarantee may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law, the Revised Uniform Limited Partnership Act of the State of Delaware and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Apollo Global Management, Inc.	5

Schedule I

Cayman Guarantor	Jurisdiction of Formation
Apollo Principal Holdings I, L.P.	Cayman
Apollo Principal Holdings II, L.P.	Cayman
Apollo Principal Holdings III, L.P.	Cayman
Apollo Principal Holdings IV, L.P.	Cayman
Apollo Principal Holdings V, L.P.	Cayman
Apollo Principal Holdings VI, L.P.	Cayman
Apollo Principal Holdings VII, L.P.	Cayman
Apollo Principal Holdings VIII, L.P.	Cayman
Apollo Principal Holdings IX, L.P.	Cayman
Apollo Principal Holdings X, L.P.	Cayman
Apollo Principal Holdings XII, L.P.	Cayman
AMH Holdings (Cayman), L.P.	Cayman